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                                                                     Exhibit 8.1

                                February 3, 1999

SpeedFam International, Inc.
305 North 54th Street
Chandler, Arizona  85226

Gentlemen:

         We have acted as tax counsel to SpeedFam International, Inc., an Illinois corporation ("SpeedFam"), and SpeedFam, Inc., a wholly-owned subsidiary of SpeedFam incorporated in Delaware ("Merger Sub"), in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 19, 1998 by and among SpeedFam, Merger Sub, and Integrated Process Equipment Corp., a Delaware corporation ("IPEC"). Pursuant to the Merger Agreement, SpeedFam will form Merger Sub. Merger Sub will then be merged with and into IPEC (the "Merger"). As a result of the Merger, IPEC will become a wholly-owned subsidiary of SpeedFam. IPEC stockholders will receive SpeedFam stock in exchange for their IPEC stock in the Merger. All capitalized terms not defined herein have the meaning set forth in the Merger Agreement. All section references herein are to the Internal Revenue Code of 1986 as amended (the "Code") or to the regulations promulgated thereunder.

         You have requested our opinion regarding certain federal income tax consequences of the Merger in accordance with Section 6.1 of the Merger Agreement. In rendering this opinion, we have examined original, certified copies or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents (including all exhibits and schedules attached thereto):

                   (a) the Merger Agreement;

                   (b) the certificates of representations of SpeedFam and IPEC, attached hereto as Exhibits A and B (the "Certificates of Representations");

                   (c) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and joint proxy statement of SpeedFam and IPEC);

                   (d) the letters and reports delivered by Lehman Brothers and Morgan Stanley & Co., Inc. as described in Section 3.21 of the Merger Agreement; and

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                   (e) such other instruments and documents related to the
         formation, organization, and operation of SpeedFam, Merger Sub, and IPEC related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary and/or appropriate.

         In rendering this opinion, we have assumed, without any independent investigation, the following:

                  (aa) the authenticity of original documents, the conformity to original documents of all documents submitted to us as copies, and the genuineness of all signatures, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

                  (bb) the truth and accuracy, at all relevant times, of all representations, warranties, and statements made, or to be made, by SpeedFam, Merger Sub, and IPEC, and their managements and stockholders, in connection with the Merger, in the Merger Agreement (including any Exhibits thereto), and the Certificates of Representations;

                  (cc) no outstanding indebtedness of SpeedFam represents equity for tax purposes, no outstanding equity of SpeedFam represents indebtedness for tax purposes;

                  (dd) the Merger will be effected pursuant to applicable state laws, and in accordance with the Merger Agreement;

                  (ee) SpeedFam has no outstanding equity interest other than shares of SpeedFam common stock.

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OPINION

         Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that:

                  (i) the Merger will be a reorganization within the meaning of Sectiona368(a) of the Code; and

                  (ii) the discussion in the Registration Statement entitled "Material Federal Income Tax Considerations" accurately summarizes the material federal income tax consequences of the Merger.

LIMITATION ON RELIANCE ON THIS OPINION

         This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. In particular, we express no opinion regarding the application of Section 83 of the Code to options to acquire stock of any of the parties, and particularly, the continued application of Section 83 of the Code to any options exchanged for options to acquire stock of another Party to the Merger.

         This opinion addresses only the Merger as described in the Merger Agreement and does not extend to any other transaction described in the Merger Agreement. To the extent any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not complete, correct, true, and accurate, our opinion would be adversely affected and cannot be relied upon.

         This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that the future legislative, judicial, or administrative changes would not adversely affect the accuracy of the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm made therein under the caption "Legal Matters." In giving such consent, we do not admit that we come within the category of persons whose consent is required

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under Section 7 of the Securities Act or the rules and regulations of the
Commission promulgated thereunder.

                                      Respectfully submitted,

                                      Chapman and Cutler